UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 20, 2013

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-8519	31-1056105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
221 East Fourth Street
Cincinnati, OH 45202
(Address of Principal Executive Office)
Registrant's telephone number, including area code: (513) 397-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    David L. Heimbach (age 37) has been appointed Chief Operating Officer of Cincinnati Bell Inc. (the “Company”) and will oversee day-to-day operations in the areas of network operations, information technology, call centers and field operations in addition to overall responsibility for the Company’s performance in the consumer wireline, small business and carrier markets. Since joining the Company in 1999, Mr. Heimbach has held a number of progressively responsible leadership roles in product management, sales, operations and general management in the Company’s markets. He served as Senior Vice President and General Manager of the Business & Carrier Markets division from 2010 to 2013 before being named Chief Operations Officer of Cincinnati Bell Telephone Company in March 2013.

In connection with his appointment as Chief Operating Officer, on November 20, 2013 (the “Effective Date”), Mr. Heimbach entered into an employment agreement with the Company (the “Heimbach Employment Agreement”). Any prior agreements or understandings with respect to Mr. Heimbach’s employment by the Company are cancelled as of the Effective Date of the Heimbach Employment Agreement; however, except as otherwise provided in Section 13 of the Heimbach Employment Agreement, all stock options, restricted shares and other long-term incentive awards granted to Mr. Heimbach prior to the Effective Date, benefit plans in which Mr. Heimbach is eligible for participation and any Company policies to which Mr. Heimbach is subject shall continue in effect in accordance with their respective terms and shall not be modified, amended or cancelled by the Heimbach Employment Agreement.

Term. Pursuant to the Heimbach Employment Agreement, the term of Mr. Heimbach’s employment will begin on the Effective Date and end on the first anniversary of the Effective Date; provided, however, that on the first anniversary of the Effective Date and each subsequent anniversary of the Effective Date, the term of the Heimbach Employment Agreement will automatically be extended for a period of one additional year, unless earlier terminated in accordance with the terms of the Heimbach Employment Agreement.

Title. Pursuant to the Heimbach Employment Agreement, Mr. Heimbach will serve as the Chief Operating Officer of the Company.

Compensation and Benefits. Pursuant to the Heimbach Employment Agreement, Mr. Heimbach’s initial annual base salary will be $350,000 per year. In addition to his base salary, Mr. Heimbach will also be eligible to receive an annual bonus for each calendar year in which services are performed under the Heimbach Employment Agreement. Each year Mr. Heimbach will be given a bonus target of not less than $350,000, subject to proration for a partial year. His bonus award will generally be subject to the terms and conditions of the Company’s annual incentive plan.

In each year during the term of the Heimbach Employment Agreement, Mr. Heimbach will be eligible to be considered for grants of awards under any of the Company’s long-term incentive compensation plans maintained by the Company for the benefit of certain employees.

Pursuant to the Heimbach Employment Agreement, Mr. Heimbach is eligible to participate in the various employee benefit plans and programs which are made available to similarly situated officers of the Company. Mr. Heimbach will be reimbursed in accordance with the Company’s then current travel and expense policies for all reasonable and necessary expenses incurred by him in the course of his performance of his duties under the Heimbach Employment Agreement.

Termination Events.

Disability and Death. The employment of Mr. Heimbach may be terminated by either the Company or Mr. Heimbach upon his inability to perform the services required by the Heimbach Employment Agreement because of any physical or mental infirmity for which he receives disability benefits under any disability plans generally made available to employees over a period of 120 consecutive working days during any 12 consecutive month period. Upon such a termination event, the Company will pay Mr. Heimbach his compensation (base salary, bonus or otherwise) to the date of such termination and will provide him with disability benefits and all other benefits in accordance with the provisions of the applicable disability plans and other applicable benefit plans. The employment of Mr. Heimbach will be automatically terminated upon his death, and the Company will pay his estate his compensation (base salary, bonus or otherwise) to the date of his death. In each case, any outstanding equity or non-equity incentive awards will be treated in accordance with the applicable plan and agreement documents.

Cause. The Company may terminate the employment of Mr. Heimbach immediately, upon written notice, for Cause. The Company will generally have “Cause” to terminate Mr. Heimbach’s employment only if the Board determines there has been fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on his part. Upon termination for Cause, Mr. Heimbach will receive his compensation to the date of termination. Any outstanding equity or non-equity incentive awards will be treated in accordance with the applicable plan and agreement documents.

Without Cause or Constructive Termination. In the event the Company terminates Mr. Heimbach’s employment, upon written notice, for any reason other than for Cause or his death, disability or in connection with a Change in Control (which has the meaning set forth in the Cincinnati Bell Inc. Executive Deferred Compensation Plan) or in the event Mr. Heimbach terminates his employment as a result of Constructive Termination (as defined below):

•
on a date that is within five days after the date which is six months after the date of termination, the Company will pay Mr. Heimbach in a lump sum cash payment an amount equal to 2.0 times the amount of his annual base salary rate then in effect;

•
for the purposes of any outstanding stock options, outstanding restricted stock or other incentive awards, Mr. Heimbach’s employment shall not be deemed to have terminated until the end of the two-year period commencing with the termination of the Heimbach Employment Agreement (the “Current Term”);

•
if applicable, an amount equal to the sum of (a) any forfeitable benefits of Mr. Heimbach under any nonqualified pension, profit sharing, savings or deferred compensation plan that would have vested prior to the end of the Current Term if the term of his employment had not been terminated, plus (b) any additional vested benefits which would have accrued under any nonqualified defined benefit pension plan if the term of his employment had not been terminated prior to the end of the Current Term and if Mr. Heimbach’s base salary and bonus target had not increased or decreased after such termination, will be payable by the Company at the same time and in the same manner as such benefits would have been paid under such plan or plans had such benefits vested and accrued under such plan or plans at the time of the termination of his employment (the “Nonqualified Benefit”);

•
if applicable, an amount equal to the sum of (a) any forfeitable benefits of Mr. Heimbach under any qualified pension, profit sharing, 401(k) or deferred compensation plan that would have vested prior to the end of the Current Term if the term of his employment had not been terminated, plus (B) any additional vested benefits which would have accrued for him under any qualified defined benefit pension plan if the term of his employment had not been terminated prior to the end of the Current Term, and if Mr. Heimbach’s base salary and bonus target had not increased or decreased after such termination, will be paid by the Company from its general assets (and not under such plan or plans) in one lump sum within five days after the date which is six months after such termination of employment (the “Qualified Benefit”); and

•
for the remainder of the Current Term, the Company will continue to provide Mr. Heimbach with medical, dental and vision coverage that is comparable to the medical, dental, and vision coverage provided to Mr. Heimbach immediately prior to the termination of the Heimbach Employment Agreement (the “Medical Benefit”) (with the cost of all such benefits shared between Mr. Heimbach and the Company on a basis comparable to the cost-sharing of such benefits immediately prior to the termination of the Heimbach Employment Agreement). To the extent that Mr. Heimbach would have been eligible for any post-retirement medical, dental, or vision coverage from the Company if he had continued in employment through the end of the Current Term, the Company will provide such post-retirement coverage to him after the end of the Current Term (the “Post-Retirement Medical Benefit”).

For the purposes of the Heimbach Employment Agreement, “Constructive Termination” will generally be deemed to have occurred if, without Mr. Heimbach’s consent, (a) there is a material reduction in his authority, reporting relationship or responsibilities, (b) there is a reduction in his base salary or bonus target, or (c) Mr. Heimbach is required by the Company to relocate more than 50 miles from the Greater Cincinnati, Ohio area.

Change in Control. In the event that there is both a Change in Control and within one year of such Change in Control: (a) Mr. Heimbach elects to terminate his employment with the Company as a result of Constructive Termination, or (b) the Company terminates the employment of Mr. Heimbach for any reason other than for Cause or his death or disability, the Heimbach Employment Agreement will terminate automatically. In the event of such termination:

•
within five days after the date which is six months after the date of Mr. Heimbach’s termination of employment, the Company will pay Mr. Heimbach in a lump sum cash payment an amount equal to the product of multiplying (a) the sum of his annual base salary rate and his annual bonus target, in each case, as then in effect by (b) 2.5;

•
any outstanding stock option or other outstanding incentive award that is not vested and exercisable at the time of such termination will become vested and exercisable and the restrictions applicable to all outstanding restricted stock shall lapse upon termination of the Heimbach Employment Agreement; and

•	Mr. Heimbach will be entitled to the Nonqualified Benefit, the Qualified Benefit, the Medical Benefit, and, to the extent applicable, the Post-Retirement Medical Benefit.
Voluntary Resignation by Mr. Heimbach. Mr. Heimbach may resign upon 60 days’ prior written notice to the Company. In the event of such a resignation, the Company will pay Mr. Heimbach his compensation (base salary, bonus or otherwise) to the date of such termination. Any outstanding equity or non-equity incentive awards will be treated in accordance with the applicable plan and agreement documents.

Release. As a condition precedent to Mr. Heimbach’s receiving the payments described under the foregoing “Termination Events” section (other than, when applicable, any base salary or bonus the payment of which has been earned by Mr. Heimbach by the date of termination of the Heimbach Employment Agreement but which is still unpaid as of the date of such termination and any non-forfeitable amounts payable under any employee benefit plan), Mr. Heimbach, upon request of the Company, must execute and deliver to the Company a release of claims containing customary and appropriate terms and conditions as determined in good faith by the Company.

Restrictive Covenants. Pursuant to the Heimbach Employment Agreement, Mr. Heimbach is subject to confidentiality and intellectual property covenants during the term of his employment and thereafter. In addition, Mr. Heimbach is subject to non-competition, non-solicitation and non-interference covenants during the term of his employment and for a period of one year following the cessation of his employment for any reason.

The description of the Heimbach Employment Agreement is qualified in its entirety by reference to the Heimbach Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Exhibit Description
Exhibit 10.1	Employment Agreement between Cincinnati Bell Inc. and David L. Heimbach effective November 20, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

Date:	November 25, 2013	By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
Exhibit 10.1	Employment Agreement between Cincinnati Bell Inc. and David L. Heimbach effective November 20, 2013.